NEWS RELEASE

                                   For  further  information   contact:
                                   Claire Buchan, VP Comm,  (630)271-2150
                                   Bruce Duncan, VP  IR,   (630)271-2187
                                   Steve  Preston,  CO,   (630)271-2637

FOR IMMEDIATE RELEASE
August 5, 1999


                       SERVICEMASTER ANNOUNCES SUCCESSFUL
                            PRICING OF DEBT OFFERING


         DOWNERS GROVE, Illinois - ServiceMaster (NYSE:SVM) today announced the pricing of a $250 million senior unsecured debt offering. The 7.875 percent notes were priced to yield 7.979 percent and are due August 15, 2009.

         The proceeds from the offering of the notes will be used to repay a portion of the Company's borrowings under its revolving bank credit facility,
thereby   reducing  the   Company's   exposure  to   short-term   interest  rate
fluctuations.

     Underwriters for the notes offering include lead manager J.P. Morgan & Co., and co-managers Goldman, Sachs & Co., Banc of America Securities LLC and Banc One Capital Markets, Inc. Junior co-managers for the offering are BNY Capital Markets, Inc. and First Union Capital Markets Corp.

         Prospectuses   relating  to  the  debt  offering  may  be  obtained  by
contacting  the  underwriters  or:   ServiceMaster   Investor   Relations,   One
ServiceMaster Way, Downers Grove, Illinois, 60515, 630-271-2187.

         ServiceMaster provides outsourcing services to more than 10.5 million customers in the United States and in 41 countries around the world, with operating revenue of approximately $4.7 billion in 1998. The core service capabilities of the Company include lawn care and landscaping, termite and pest control, plumbing, heating and air conditioning maintenance and repair, appliance maintenance and repair, cleaning, plant maintenance and supportive management.

         These services are provided through a network of company-owned and franchised service centers and business units, operating under leading brands which include TruGreen-ChemLawn, TruGreen-LandCare, Terminix, American Home Shield, Rescue Rooter, American Residential Services, ServiceMaster Residential and Commercial Services, Merry Maids, AmeriSpec, Furniture Medic and ServiceMaster Management Services.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.